CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-14 of American Independence Global Tactical Allocation Fund and American Independence Kansas Tax-Exempt Bond Fund, each a series of ALPS Series Trust, under the headings “Additional Information about the Reorganization” and “Experts” in the Propsectus.

Cohen & Company, Ltd.

Cleveland, Ohio

June 22, 2018